Exhibit 99.1

News Release	For Immediate Release

October 15, 2007

Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Third Quarter Earnings

Greer, SC, October 15, 2007—Greer Bancshares Incorporated (OTC: GRBS), the bank holding company for Greer State Bank, today reported that the third quarter of 2007 was the second best quarter in the Bank’s history in terms of net income, second only to the fourth quarter of 2006, and provided a strong rebound to net income after a disappointing second quarter this year.

For the quarter ended September 30, 2007, Greer Bancshares Incorporated earned net income of $933,000 or 38 cents per diluted share. By comparison, for the quarter ended September 30, 2006, net income was $898,000 or 36 cents per diluted share. Net income for the third quarter of 2007 was thus up 3.9% over the third quarter of 2006.

For the nine months ended September 30, 2007, net income was $1,748,000 or 70 cents per diluted share, compared to $2,162,000, or 86 cents per diluted share for the nine months ended September 30, 2006, a decrease of 19.1% which reflects the impact of the second quarter chargeoff reported in the second quarter earnings release.

Total assets were $358 million at September 30, 2007, up 5.3% from $340 million at September 30, 2006. Total loans were $257 million at September 30, 2007, up 4.5% from $246 million at September 30, 2006.

Greer State Bank is now in its nineteenth year of operations and serves the greater Greer community with four offices in Greer and one office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.